Exhibit 10.1

The Patheon Group’s “Leadership” Incentive Plan

Overview

This Leadership Incentive Plan (this “Plan”) is designed to provide a financial incentive to Eligible Participants (as defined below) for their collective and individual contributions to the success of the Patheon Group during the Performance Period (as defined below), as measured through the achievement of assigned financial targets, key performance indicators and individual performance ratings. The “Patheon Group” means Patheon Inc. (“Patheon”) and any entity controlled by Patheon.

Key Plan Concepts

•

Sustainable, profitable growth is our most important objective. One important measure of profitability is Earnings Before Income Taxes, Depreciation and Amortization (“EBITDA”). For purposes of this Plan, the Patheon Group utilizes an Adjusted EBITDA measure (please refer to Patheon’s 2010 Annual Report for a full description of “Adjusted EBITDA”) which is then further adjusted for foreign currency exchange differences versus budgeted exchange rates and other one-time non-operating gains or losses, at the discretion of management (“Corporate Adjusted EBITDA”). The Plan itself is eligible for payout only if the Corporate Adjusted EBITDA Threshold (as defined below) is achieved.

•

This Plan is designed to reward corporate, regional, business unit and individual achievement IF the Corporate Adjusted EBITDA Threshold is achieved. Patheon’s overall success is the collective achievement of the businesses, sites, and Eligible Participants that make up the Patheon Group.

•

Each of Patheon’s two businesses, PDS and Commercial, will have financial objectives and key performance indicators (“KPIs”) for its respective business and/or specific site location. Sites where both businesses exist will share in the success of the combined site.

•	Eligible Participants in functions that support the PDS or Commercial business will be aligned to the business, site(s), and/or regions they support.

Tying pay to performance applies to each Eligible Participant by applying Component Thresholds (as defined below) to individual performance.

Key Plan Objectives

The objectives of this Plan include:

•	Align performance with key measures of business success.

•	Reward for controllable and collective efforts.

•	Reward for efforts at the individual level.

•	Provide a competitive variable pay program.

•	Support the “One Patheon” initiative through a consistent, global program with a focus on the success of the Patheon Group as a whole.

Corporate Adjusted EBITDA Threshold and Component Thresholds

•

This Plan will be paid from general assets of the company. However, no Incentive Payouts are payable under this Plan unless a minimum of ninety percent (90%) of planned Corporate Adjusted EBITDA (the “Corporate Adjusted EBITDA Threshold”) is achieved, regardless of how well a specific business, region, or site performs. Patheon reserves the right to withhold any and all Incentive Payouts if the Corporate

Adjusted EBITDA Threshold is not achieved or if this Plan’s payout is not authorized by the Compensation Committee.

•

In the event that the Corporate Adjusted EBITDA Threshold is achieved (and this Plan’s payout is authorized by the Compensation Committee), the individual incentive payout to an Eligible Participant (each, an “Incentive Payout”) will be determined by calculating the applicable component of the Plan Option (as defined below) to which an Eligible Participant is assigned, as reflected in the table below (each such component, a “Component”).

•

Each Component of this Plan has a specified minimum achievement threshold (each, a “Component Threshold”), a Target, and a Maximum, as noted in the tables below. No Incentive Payout will be made on any Component for which the applicable Component Threshold has not been achieved.

•

The range of Incentive Payout under this Plan is 0% to 175% of the Target for each applicable Component, depending on the Component. In order for an Eligible Participant to be eligible for the Maximum level Incentive Payout for a Component, (i) achievement of all objectives with respect to a specified Component must equal or exceed the specified Maximum for such Component and (ii) the Eligible Participant must receive a performance rating of at least “Meets Expectations”

Plan Options & Components:

Each Eligible Participant will be assigned by management and HR to one of the following 14 plan options (each, a “Plan Option”):

By Business:

		Adjusted EBITDA					Key Performance Indicators				Other
Plan ID	Affiliation	Corporate	Global- Division	Region- Division	Country- Division	Site- Division	Global- Division	Region- Division	Country- Division	Site- Division	PDS New Business (Revenue)	Commercial Awards (Revenue)	Individual
Leadership (Non-EC)
L1	Global PDS	20%	30%				30%						20%
L2	Region PDS	10%	15%	25%				30%					20%
L3	Country PDS	10%	15%		25%				30%				20%
L4	Site PDS	10%	15%			25%				30%			20%
L5	Global Commercial	20%	30%				30%						20%
L6	Region Commercial	10%		40%				30%					20%
L7	Country Commercial	10%		15%	25%				30%				20%
L8	Site Commercial	10%		15%		25%				30%			20%
L9	Global Support	70%											30%
L10	Region Support	20%		25%/25%									30%
L11	Country Support	20%			25%/25%								30%
L12	Site Support	20%				25%/25%							30%
L13	Sales	30%									25%	25%	20%
L14	Marketing	30%									20%	20%	30%

For L13 & L14, PDS New Business and Commercial Awards may be specified by region, sub-region or other geographical affiliation at the discretion of the EVP, Sales & Marketing.

Performance and Payout Levels

Each level of achievement (i.e., Minimum, Target, and Maximum Achievements) has a corresponding level of Payout (i.e., Minimum, Target and Maximum Payouts) as indicated in the chart below. For example, Corporate Adjusted EBITDA achievement of 90% provides a Payout level of 50% and Corporate Adjusted EBITDA achievement of 120% or greater provides a payout of 175%.

		Commercial KPIs			PDS KPIs
	EBITDA	On-Time Delivery	Right First Time	Inventory Turns	Customer Satisfaction	Days Sales Outstanding	Billable Hours	Commercial Awards (Revenue)	PDS New Business (Revenue)	Individual
Achievement
Minimum	90%	85%	85%	3.0	80%	55	70%	90%	90%	50%
Target	100%	95%	95%	4.5	90%	50	80%	100%	100%	100%
Maximum	120%	100%	100%	6.0	95%	45	90%	120%	120%	100%
Payout
Minimum	50%	50%	50%	50%	50%	50%	50%	50%	50%	50%
Target	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
Maximum	175%	150%	150%	150%	150%	150%	150%	175%	175%	100%

Notes:

1.	If the Corporate Adjusted EBITDA Threshold is not met, there will be no payouts under this Plan.

2.	If the Component Threshold for any other Component is not met, there will be no payout for that Component.

3.	Achievement between Minimum (i.e., a Component Threshold) and Target or between Target and Maximum is interpolated on a linear basis. For illustrative purposes: according to the table above, a 90% Achievement of Corporate Adjusted EBITDA would pay the specified minimum of 50% of the Payout for that Component. If there was a 95% Achievement of Corporate Adjusted EBITDA then the Payout would be 50% for reaching the specified Minimum plus 5.0% for each one percentage point of incremental achievement between Minimum and Target, for a total Payout of 75.0% (50% + 25%). This is calculated using the following formula: ((100% - 50%) / (100% - 90%)) * (95% - 90%) + 50%.

4.	The achievement level of Individual Objectives are measured in the aggregate. No single Individual Objective shall have less than a 10% weight or an achievement level greater than 100%. Individual Objectives shall be captured in writing on the approved template and signed by the Eligible Participant and their immediate supervisor.

Note: An Eligible Participant with a performance rating of “NA” (Not Acceptable) will not be eligible to receive an Incentive Payout even if thresholds are met on financial and/or KPI targets. An Eligible Participant with a performance rating of “SME” (Sometimes Meets Expectations) could have any Incentive Payout reduced for not achieving at least a performance rating of “ME” (Meets Expectations). Performance ratings are subject to calibration across functions, businesses and geographies in order to ensure consistency, fairness and equity.

Payout Calculation:

**	The Target Award is equal to Eligible Earnings multiplied by the incentive target level, which level is determined on an individual basis as a percentage of Eligible Earnings of the applicable Eligible Participant (the “Individual Incentive Target Level”).

For example:

•	Eligible Participant assigned to Plan Option L8

•	Eligible Participant works in Commercial business in Cincinnati

•	Hypothetical eligible earnings of $150,000 USD

•	Hypothetical Target of 30% ($45,000 USD)

•	Assumes the Corporate Adjusted EBITDA Threshold of 90% has been achieved

•	Assumes the Eligible Participant’s performance rating is at least an “ME – Meets Expectations”

Hypothetical Eligible Earnings	Hypothetical On-Target Bonus %	Hypothetical On-Target Bonus Amount	Weight	Bonus Target	Description	Hypothetical Achievement Level	Payout at Hypothetical Achievement Level	Total Payout
$150,000	30.0%	$45,000	10.0%	$4,500.00	Corporate Adjusted EBITDA	120%	175%	$7,875.00
			15.0%	$6,750.00	Region-Division EBITDA (NA – Commercial)	90%	50%	$3,375.00
			25.0%	$11,250.00	Site (Cincinnati) – Division (Commercial) EBITDA	100%	100%	$11,250.00
			10.0%	$4,500.00	Site (Cincinnati) – Division (Commercial) KPI – On time delivery	90%	50%	$2,250.00
			10.0%	$4,500.00	Site (Cincinnati) – Division (Commercial) KPI – Right First Time	88%	0%	—
			10.0%	$4,500.00	Site (Cincinnati) – Division (Commercial) KPI – Inventory Turns*	5 turns	116.5%	$5,242.50
			20.0%	$9,000.00	Individual Objectives	100%	100%	$9,000.00

			100.0%	$45,000.00				$38,992.50
								86.7%

*	Inventory Turns: 5.0 (min 3, target 4.5, max 6.0) = 100% + 5*3.33% = 116.5%

Foreign Exchange Considerations

For the purposes of measuring financial performance to budget as required by any Component, local currencies will be used. Budget currency exchange rates will be used for converting forecasted and actual results to U.S. Dollars. Therefore, a constant exchange rate will be used throughout the Plan Year.

General Terms & Conditions of this Plan

Eligible Participants: This Plan is designed for active, full-time, management employees of members of the Patheon Group at the level of director (or regional equivalent) and above, whose participation has been nominated and approved by the employees’ supervisors and Human Resources, and who are not eligible under another incentive plan (“Eligible Participants”). This Plan does not apply to employees on “fixed term contracts” or who are otherwise ineligible based on the terms of their employment.

Payout Eligibility: Eligible Participants must meet each of the following conditions to be eligible for a payout under this Plan:

1)	must have initiated employment with a member of the Patheon Group prior to August 1st of the Plan Year (as defined below); and

2)	be actively employed at the time of payout except in the following limited circumstances:

a.

Approved Leaves of Absence: Eligible Participants on an approved leave of absence will remain eligible under this Plan only to the extent required by applicable law. The Incentive Payout, if any, will be based solely on Eligible

Earnings (as defined below) paid to the Eligible Participant during the Performance Period during which such Eligible Participant was not on any such leave of absence, except where applicable law requires otherwise. The Incentive Payout is payable only if the Corporate Adjusted EBITDA Threshold, and all Component Thresholds, including without limitation, individual performance multipliers, are achieved and all other requirements are met. Regarding the Individual Performance Multiplier, each Eligible Participant’s achievement will be assessed on a case-by-case basis and in the sole discretion of Patheon (or the applicable member of the Patheon Group), based solely on personal performance up to the last day on which the Eligible Participant actually worked. Any such Incentive Payouts made hereunder may be adjusted, giving consideration to (i) the effect of any such payout on the applicable Eligible Participant’s eligibility for disability payments or related income (or the amount thereof), and (ii) other applicable local laws or regulations. Any such Incentive Payouts made hereunder will only be made after the applicable Eligible Participant returns from any such approved leave of absence.

b.	Retirement: For Plan purposes, “retirement” means the conclusion of employment with a member of the Patheon Group as may be defined in the specific retirement plan of the member of the Patheon Group that is the employer of the applicable Eligible Participant. The Incentive Payout, if any, for an Eligible Participant who retires during the Plan Year will be based solely on Eligible Earnings paid to such Eligible Participant during the Plan Year. The Incentive Payout will be payable only if the Corporate Adjusted EBITDA Threshold and the required Component Thresholds are met and the payout is approved by the Compensation Committee. Regarding the Individual Performance Mulitiplier, each Eligible Participant’s achievement will be assessed on an individual basis and in the sole discretion of Patheon (or the applicable member of the Patheon Group), based solely on personal performance up to the last day on which the Eligible Participant actually worked. Any Incentive Payouts hereunder will made at the same time that Incentive Payouts for actively employed Eligible Participants are made (i.e., such Incentive Payouts will not be accelerated).

c.	Death and Disability: If the employment of an Eligible Participant is terminated because of such Eligible Participant’s death or disability, the Incentive Payout, if any, will be calculated based on Eligible Earnings up to the last day on which the Eligible Participant actually worked. The Incentive Payout will be payable only if the Corporate Adjusted EBITDA Threshold and the required Component Thresholds are met and the payout is approved by the Compensation Committee. Regarding the Individual Performance Multiplier, each Eligible Participant’s achievement will be assessed on an individual basis and in the sole discretion of Patheon (or the applicable member of the Patheon Group), based solely on personal performance up to the last day on which the Eligible Participant actually worked. Any such Incentive Payouts made hereunder may be adjusted or withheld, giving consideration (i) to the effect of any such payout on the applicable Eligible Participant’s eligibility for disability payments or related income (or the amount thereof), and (ii) other applicable local laws or regulations. Any Incentive Payouts hereunder will be made at the same time that Incentive Payouts for actively employed Eligible Participants are made (i.e., such Incentive Payouts will not be accelerated).

d.	Not-for-Cause Involuntary Termination: An Eligible Participant who is terminated on a not-for-cause basis is eligible to receive an Incentive Payout, based on Eligible Earnings for the Performance Period only if the Corporate Adjusted EBITDA Threshold and the required Component Thresholds are met and the payout is approved by the Compensation Committee. Regarding the Individual Performance Multiplier, each Eligible Participant’s achievement will be assessed on an individual basis and in the sole discretion of Patheon (or the applicable member of the Patheon Group), based solely on personal performance up to the last day on which the Eligible Participant actually worked. With respect to any severance or other termination-related payments made to an Eligible Participant, Eligible Earnings will include only base pay earned through the last day worked. Any Incentive Payouts hereunder will made at the same time that Incentive Payouts for actively employed Eligible Participants are made (i.e., such Incentive Payouts will not be accelerated).

e.	Applicable Local Law Applies. The Payout Eligibility requirement of active employment at the time the Incentive Payout is made is subject to applicable local law which may prohibit such eligibility requirements or otherwise limit their application. Patheon, in its sole discretion, may alter the Payout Eligibility requirement to conform to applicable local law.

NOTE: Any Eligible Participant who is terminated for cause, as determined by his/her employer in its sole discretion, or who voluntarily leaves employment (other than via retirement or as a result of disability), or provides notice thereof, prior to the date of the Incentive Payout, is not eligible for an Incentive Payment under any circumstance (even if the Eligible Participant is an active employee at the time of such Incentive Payout).

Performance Period / Plan Year: The performance period runs concurrent with the fiscal year; currently November 1st thru October 31st (the “Performance Period” or the “Plan Year”)

Eligible Earnings: For the purpose of the calculation of any Incentive Payouts, eligible earnings are defined as the actual earned base pay (and non-exempt overtime pay, where required by law) reported by payroll paid during the performance period (in accordance with applicable employment standards law), excluding fringe benefits, cash allowances, disability, worker’s compensation, vacation/paid time off and all other types of pay not directly related to base pay, unless applicable law requires that other items of income be included for purpose of calculating an award in a discretionary incentive plan (“Eligible Earnings”).

Changes in Individual Incentive Target Level: If the Individual Incentive Target Level for an Eligible Participant changes during a Plan Year, then generally the Individual Incentive Target Level in effect as of as of October 31st of the Plan Year will be used in the calculation of the Incentive Payout. However, Patheon reserves the right to pro-rate the Incentive Payout accordingly if an Eligible Participant receives an increase or decrease in Individual Incentive Target Level during the second (2nd) half of the Plan Year (i.e., from May 1st thru October 31st).

Transfers: Annual incentive calculations for Eligible Participants who transfer between sites or businesses during the Plan Year will be based on the Components, levels and other terms and conditions which apply to the site or business to which they are assigned on October 31st of the relevant Plan Year. Patheon reserves the right to pro-rate the Incentive Payout if an Eligible Participant transfers during the second half of the Plan Year (i.e., from May 1st thru October 31st).

Communication of Results: Results to be used in the calculation of an incentive payout are provided by Corporate Finance. All such results, the determination of achievement of the Corporate Adjusted EBITDA Threshold, and the respective Incentive Payouts are subject to approval by the Compensation Committee. To minimize confusion, no one shall communicate any results as it relates to the Plan or Incentive Payout amounts until authorized to do so by Corporate HR or Corporate Finance.

Governance: This Plan is developed and administered by Corporate HR. This Plan is governed by the rules specified within this document and is subject to applicable law.

Exceptions: Any exceptions to this Plan must be made in writing and approved by Corporate HR.

Timing of Payment: If a payment is due under this Plan’s guidelines as set forth herein, the payment will be made no later than two (2) and one-half (1/2) months (i.e., seventy-five (75) days) days after the end of the calendar year during which Performance Period ends.

Disclaimer: Patheon reserves the right to amend or discontinue this Leadership Incentive Plan at any time, with or without notice.

Bonus Weightings for Patheon’s Executive Committee

Plan	Incumbent	Corporate Adjusted EBITDA	Global PDS Adjusted EBITDA	NA Commercial Adjusted EBITDA	EUR Commercial Adjusted EBITDA	PDS New Business (Revenue)	Commercial Award Target (Revenue)	Individual	Total	Max
E1	James Mullen	80%						20%	100%	160.0%
	Eric Evans	80%						20%	100%	160.0%
E2	Mark Kontny	20%	60%					20%	100%	160.0%
E3	Peter Bigelow	20%		60%				20%	100%	160.0%
	Antonella Mancuso	20%			60%			20%	100%	160.0%
E4	Geoff Glass	40%				20%	20%	20%	100%	160.0%
E5	Paul Garofolo	70%						30%	100%	152.5%
	Warren Horton	70%						30%	100%	152.5%
	Michael Lytton	70%						30%	100%	152.5%
	Vacant- Head of HR	70%						30%	100%	152.5%